EXHIBIT 99(e)(12)

ANNEX III

Employment Terms

  Nick Grouf

        Four parts to compensation: salary, standard bonus, retention bonus, and stock options. Salary would be at the base $300,000 per year. Standard bonus based on the typical Parent percentage of 50% of base salary compensation level, would be $150,000. In addition, there would be a retention bonus of $150,000. Both the standard bonus and the retention bonus are payable at the end of the 1st year of service (assuming continuous employment through that time) but payable earlier if EarthLink terminates Mr. Grouf's employment without cause or Mr. Grouf terminates his employment for good reason (e.g., substantial diminution in benefits, and other similar commercially standard reasons), in each case within the 1st year of service. In addition, Parent's management will recommend to its Board of Directors an option grant to purchase 100,000 shares of common stock, vesting over 4 years (first 25% vest after 1 year, quarterly thereafter). Title will be Executive Vice President of Parent and President of Surviving Company. Non-compete covenant limited to the Internet Access Services business for 1 year after leaving Parent. Execution of Parent's standard employee confidentiality and invention assignment agreement.

  Max Metral

        Four parts to compensation: salary, standard bonus, retention bonus, and stock options. Salary would be at the base $200,000 per year. Standard bonus based on the typical Parent percentage of 30% of base salary compensation level, would be $60,000. In addition, there would be a retention bonus of $150,000. Both the standard bonus and the retention bonus are payable at the end of the 1st year of service (assuming continuous employment through that time) but payable earlier if EarthLink terminates Mr. Metral's employment without cause or Mr. Metral terminates his employment for good reason (e.g., substantial diminution in benefits, and other similar commercially standard reasons), in each case within the 1st year of service. In addition, Parent's management will recommend to its Board of Directors an option grant to purchase 50,000 shares of common stock, vesting over 4 years (first 25% vest after 1 year, quarterly thereafter). Title will be Vice President. Non-compete covenant limited to the Internet Access Services business for 1 year after leaving Parent. Execution of Parent's standard employee confidentiality and invention assignment agreement.